UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2008
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Event.
     On September 25, 2008, the United States District Court for the District of Massachusetts entered an order approving publication of a notice of settlement related to a Stipulation of Settlement (the “Settlement Agreement”) entered into on September 5, 2008 by Progress Software Corporation (“Progress”), which, if finally judicially approved, will resolve all pending shareholder derivative lawsuits relating to Progress’ historical stock option-granting practices. On September 18, 2008, the Massachusetts Superior Court entered an order approving the publication of a notice of proposed settlement (subject to the federal court’s approval of the notice) and scheduled a hearing for December 2, 2008 to determine whether to approve the settlement. Pursuant to the orders, a copy of the notice and the Settlement Agreement are filed as exhibits to this Current Report on Form 8-K.
     Under the terms of the Settlement Agreement, which Progress entered into on the determination of the Special Litigation Committee of Progress’ Board of Directors, Progress has agreed to make certain corporate governance changes principally relating to stock option-granting procedures. The Settlement Agreement also reflects that eight of the individual defendants, previously (i) amended any below-market, unexercised stock options they received to increase the exercise prices to an amount equal to the fair market value of Progress common stock as of the actual measurement dates of those options for accounting and tax purposes, and (ii) with respect to restated stock options previously exercised, paid Progress the amount by which the fair market value of those options exceeded the exercise price on the measurement date for accounting and tax purposes, reduced by the amount of any federal and state taxes already paid by those individuals in connection with such exercises. The total amount of the above-described reimbursements is valued at approximately $7,000,000 (net of tax payments), based on the transfer of shares of Progress common stock, the cancellation of vested stock options, the repricing of unexercised stock options and cash consideration. The Settlement Agreement also provides for Progress or its insurers to pay up to $1,900,000 to plaintiffs’ attorneys for their fees and expenses, subject to court approval of these fees and expenses. Except as described above, Progress and the individual defendants in these lawsuits agreed to the terms of the Settlement Agreement without admitting any liability, fault or wrongdoing or incurring any additional liability of any kind.

Item 9.01	Financial Statement and Exhibits.
     (d) Exhibits.
99.1	Notice of Proposed Settlement of Derivative Actions and of Settlement Hearing, dated September 18, 2008.

99.2	Stipulation of Settlement, dated September 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2008	Progress Software Corporation
	By:	/s/ Norman R. Robertson
Norman R. Robertson
Senior Vice President, Finance and Administration and Chief Financial Officer